Exhibit 5.1

26 April, 2019

Matter No.: 956268

Doc. Ref. 15297048v2

284-852-1111

audrey.robertson@conyersdill.com

AquaVenture Holdings Limited

Commerce House

Wickhams Cay I

Road Town, Tortola

British Virgin Islands

Dear Sirs,

Re:Securities Being Registered under Registration Statement on Form S-3 of AquaVenture Holdings Limited (the “Company”)

We have acted as special counsel in the British Virgin Islands to the Company in connection with its filing of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) relating to the shelf registration of the Company’s ordinary shares (the “Ordinary Shares”), preferred shares (the “Preferred Shares”), debt securities (the “Debt Securities”), warrants (the “Warrants”) and units (the “Units”).

We have also reviewed the memorandum of association and the articles of association of the Company, and a company search as obtained from the Registrar of Corporate Affairs on 24 April, 2019, resolutions in writing signed by all of the directors of the Company and dated 22 September, 2016 (the “Resolutions”), a certificate of good standing issued by the Registrar of Corporate Affairs and dated 25 April, 2019, a certificate issued by Conyers Trust Company (BVI) Limited in its capacity as registered agent to the Company and dated 24 April, 2019 (the “Registered Agent’s Certificate”) and the register of members of the Company, attached to the Registered Agent’s Certificate, the books and records of the Company maintained by Conyers Corporate Services (BVI) Limited in its capacity as company secretary of the Company as at the date hereof and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands.  This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands.  This opinion is issued solely for the purposes of filing the Registration Statement and the issuance of the Shares by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued Ordinary Shares and/or Preferred Shares will be available for issuance, as applicable, when such Ordinary Shares or Preferred Shares are issued.

Upon the due issuance of Ordinary Shares and/or the Preferred Shares and payment of the consideration therefor, such Ordinary Shares and/or Preferred Shares will be validly issued, fully paid and non-assessable.

Upon the due issuance, execution and delivery of:- (a) the Warrants; (b) the Debt Securities and/or (c) the Units of any series by the Company and payment of the legal consideration therefor, such Warrants, Debt Securities and/or Units will constitute legal, valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to our firm in the prospectus forming a part of the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman